Exhibit 10.1

March 31, 2017

Separation Agreement and General Release

Jenna Lyons

112 Mercer Street #4

New York, NY 10012

Dear Jenna,

Reference is made to the letter agreement dated as of July 15, 2010, between you and J. Crew Group, Inc. and its subsidiaries (the “Company”), which sets forth the terms and conditions of your employment with the Company (“Employment Agreement”). Unless otherwise defined in this Agreement, capitalized terms referenced herein shall have the same meaning as under your Employment Agreement.

You and the Company mutually agree that this Agreement (“Agreement”) shall serve to satisfy the notice of non-renewal requirements pursuant to Section 2(a) of your Employment Agreement, and that the Employment Agreement shall terminate as of December 9, 2017 (your “Separation Date”). In light of that notice, and in light of the good will that each of us has for the other, this Agreement (the “Agreement”) sets forth our mutual agreement regarding the terms and conditions of your cessation of employment with the Company.  In addition to the pay and benefits described in this Agreement, you will be paid for all time worked, and will continue to be covered under any applicable Company benefit plans, through your Separation Date.

Terms of the Agreement

1.Employment Agreement. Except as modified herein, your Employment Agreement remains in effect through your Separation Date, and will thereupon terminate (except as provided therein).

a. In order to effect an orderly transition, you and the Company agree that on April 3, 2017 you will cease to act in any official capacity as President and Executive Creative Director and you will perform consulting services in the capacity of “creative advisor” as reasonably requested by executives of the Company through your Separation Date.

b.You agree that you ceased to be an officer of the Company, effective April 3, 2017.

c.You agree that you will not terminate employment voluntarily, with or without Good Reason prior to your Separation Date.

d.  Notwithstanding anything to the contrary in your Employment Agreement, you agree that you will be subject to the post-employment restrictive covenants set forth herein, and Section 4 of the Employment Agreement will be of no further force or effect.

2.Separation Pay. The parties acknowledge that, notwithstanding that the terms of your Employment Agreement that provide that you are not entitled to receive severance following your separation by reason of a notice of non-renewal, it is in the parties best interests to provide for separation pay (“Separation Pay”) following your Separation Date, on the terms and conditions of this Agreement. These payments are conditioned on your execution of this Agreement and the post-employment release of claims (“Post-employment Release of Claims”) attached as Exhibit A and continued compliance with the covenants set forth in Section 10 and 21 below.

a.You will continue to receive your annual base salary of $1,000,000.00 (less all authorized or required payroll withholdings and payroll deductions), payable in accordance with the

Company's normal payroll practices in 26 bi-weekly installments of $38,461.54 each (“Salary Continuation Payments”), beginning in the payroll period following the expiration of the seven day revocation period following your signature of the Post-Employment Release of Claims and ending twelve months thereafter (the “Separation Pay Period”).

b.If you elect COBRA continuation coverage, the Company will provide you with a reimbursement of your COBRA premium payments (less all authorized or required payroll withholdings and payroll deductions), upon your provision of proof of payment, through the end of your Separation Pay Period, or earlier if your COBRA coverage terminates earlier.

c.Pursuant to Section 2(b) of your Employment Agreement, your right to receive your Salary Continuation Payments shall terminate effectively immediately upon the date that you become employed by a new employer or otherwise begin providing services for an entity as a consultant or otherwise (“New Employment”).  Notwithstanding the foregoing and subject to Paragraph 11. herein, if the base salary that you receive pursuant to such New Employment and any guaranteed bonus or other cash compensation that you receive relating to the Separation Pay Period, whether or not paid during the Separation Pay Period, is less than the Salary Continuation Payments that otherwise would have been payable to you during the Separation Pay Period absent such New Employment, the Company will continue to pay to you an incremental amount such that the compensation payments that your receive in respect of New Employment together such incremental amount will equal the Salary Continuation Payments that you would have received had you not engaged in New Employment.  You agree to notify the Company’s Executive Vice President, Human Resources in writing prior to the effective date of any such New Employment.  If you fail to so notify the Company’s Executive Vice President, Human Resources, (a) you will forfeit your right to receive the payments described in Paragraph 1 above (to the extent the payments were not previously paid); (b) the Company shall be entitled to recover any payments already made to you or on your behalf under Paragraph 1 above to the extent such payments exceed the aggregate amount that would have been paid to you pursuant to this Section 2(c); and (c) you agree that such portion shall be full and adequate consideration for your promises and obligations in this Agreement.

d.In addition to the timely execution of this Agreement within forty-five days of the date you receive it (and provided you do not revoke your acceptance within seven (7) days after execution), you also must execute timely (and not revoke) the Post-Employment Release of Claims, attached as Exhibit A, as described in Section 25.   In the event that this Agreement is treated subject to, and not exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the period during which you have to execute the Post-Employment Release (including the period of revocation) crosses tax years, your Salary Continuation Payments will commence in the first payroll period in the second tax year.

3.Final Pay, Reimbursement of Expenses and COBRA. Regardless of your execution of this Agreement, you will receive:

a.All wages and other compensation due to you through the Separation Date (less authorized or required payroll withholdings and payroll deductions), to be paid in accordance with applicable local law.

b.Reimbursement of any outstanding final expenses as approved per the Company’s policies within sixty (60) days of your Separation Date as long as those expenses are submitted by your Separation Date.

c.By mail, the forms and materials necessary to make a timely election to continue group health benefits under COBRA and to convert life insurance coverage to a self-pay policy under the terms set forth in the Company’s plan documents.

d.You will retain any rights that you have to vested benefits under the Company's 401(k) plan.

4.Equity Interests. Your equity interests are subject to the following:

a.296,296 Class L common shares and 1,777,777 Class A common shares (together the “Rollover Shares”) of Chinos Holdings, Inc. (“Parent”) that you acquired pursuant to the terms and conditions of the Manager Stock Rollover Subscription Agreement dated March 4, 2011 (the “Rollover Agreement”) and the Management Stockholders’ Agreement dated March 7, 2011, as in effect from time to time (the “Management Agreement”), shall remain subject to the Rollover Agreement and the Management Agreement, provided that Parent hereby agrees that it will not exercise its right to call your Rollover Shares pursuant to Section 5.1.1(a) of the Management Agreement.

b.You presently hold a fully vested option to acquire 1,777,777 Class A common shares of Parent (the “Rollover Option”) pursuant to a rollover option agreement dated March 4, 2011 (the “Rollover Option Agreement”) and the Chinos Holdings, Inc. 2011 Equity Incentive Plan (the “Equity Plan”). Parent hereby agrees to extend the Final Exercise Date under the Rollover Option Agreement until March 4, 2027 and will thereupon immediately terminate and you shall have no further rights with respect thereto, provided that the Rollover Option shall otherwise remain subject to your Rollover Option Agreement and the Equity Plan. Shares received upon exercise of the Rollover Option will be subject to the terms and conditions of the Management Agreement (and the Equity Plan and Rollover Option Agreement, to the extent applicable), provided that Parent hereby agrees that it will not exercise its right to call your Class A common shares received upon exercise of your Rollover Options pursuant to Section 5.1.1(a) of the Management Agreement.

c.You presently hold vested options to acquire 1,830,450 Class A common shares of Parent, an unvested option to acquire 3,047,850 Class A common shares of Parent subject to annual time-based vesting over four (4) years commencing on June 29, 2016, and an unvested option to acquire 3,043,500 Class A common shares of Parent subject to performance vesting, in each case pursuant to an award agreement dated June 29, 2016 (“Option Award Agreement”) and the Equity Plan. All of your unvested time-based and unvested performance based vesting options (“Accelerated Options”) will become vested on your Separation Date, provided that you remain continuously employed from the date hereof through your Separation Date (the Accelerated Options together with your vested options are referred to as your “Vested Options”).  Parent hereby agrees that your Vested Options will remain exercisable until the Final Exercise Date under the Option Award Agreement and will thereupon immediately terminate and you shall have no further rights with respect thereto, provided that the Vested Options will otherwise remain subject to the Option Award Agreement and the Equity Plan. Shares received upon exercise of the vested options will be subject to the terms and conditions of the Management Agreement (and the Equity Plan and Option Award Agreement, to the extent applicable), provided that Parent hereby agrees that it will not exercise its right to call your Class A shares received upon exercise of your vested options pursuant to Section 5.1.1(a) of the Management Agreement.

d.You presently hold 1,000,000 restricted Class A common shares (“Restricted Stock 1”), which were granted to you on May 10, 2016 pursuant to a restricted stock award agreement (the “Restricted Stock Award 1”), and subject to the Equity Plan and the Management Agreement.

Your Restricted Stock Award 1 provides that your Restricted Stock 1 will vest 25% per year starting from the second through the fifth anniversary of the grant.  You also presently hold 1,000,000 restricted Class A common shares (“Restricted Stock 2”) which were granted to you on May 10, 2016 pursuant to a restricted stock agreement (the “Restricted Stock Award 2”).  Your Restricted Stock Award 2 provides that your Restricted Stock 2 will vest subject to performance vesting criteria.  All of your outstanding unvested Restricted Stock 1 and 2 will become fully vested on your Separation Date, provided that you remain continuously employed from the date hereof through your Separation Date.  Class A common shares that you hold upon vesting of your Restricted Stock shall remain subject to the Management Agreement (and the Equity Plan and Restricted Stock Award, to the extent applicable), provided that Parent hereby agrees that it will not exercise its right to call such Class A common shares pursuant to Section 5.1.1(a) of the Management Agreement.

e.Other than as described in this Section 4, you shall have no further rights or entitlement with respect to any shares of, or equity awards related to any class of equity of Parent of any of its subsidiaries or affiliates.

5.Acknowledgement of Full Payment and Withholding. By signing this Agreement, you acknowledge and agree as follows:

a.The Company’s obligations under Paragraph 2 of this Agreement arise solely from this Agreement and not from any other agreement with, obligation of, or promise by the Company.  You further understand that the benefits described in Paragraph 2 above are the total such payments that you will receive from the Company and that they exceed any amount to which you are or may be entitled to receive from or are owed by the Company under any contract, plans, policies, procedures, handbooks and/or law, and that you are not entitled to any additional payment by the Company in the nature of either severance or termination pay or other compensation of any kind.

b.The payments and benefits identified above constitute sufficient consideration for the promises and mutual covenants contained in this Agreement, including your agreement to release any and all claims against the Company and the Releasees contained in this Agreement and the Post-employment Release of Claims.

c.The payments made by the Company under this Agreement will be reduced by all taxes and other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

6.Status of Employee Benefits.  Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group medical, dental, and vision plans under the federal law known as “COBRA”, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other similar benefits after the Separation Date.

7.No Claims.  Except as otherwise provided in Section 8 of this Agreement, you agree and covenant not to file any action, suit, complaint, claim, grievance, demand for arbitration or other proceeding against the Company, and/or any of its parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, administrators, directors, shareholders, employees and/or agents (hereinafter collectively referred to as “Releasees”), either individually or as a member of a class in any class or collective action,  in any court or other forum with regard to any claim, demand, liability, obligation or matter arising out of your employment with the Company, separation from employment, or otherwise. Except as otherwise provided in Paragraph 5 of this Agreement, you hereby represent that no action, suit, complaint, claim, grievance, demand for arbitration or other proceeding is pending against Releasees in any court or other forum relating directly or indirectly to your employment with the Company, separation from employment, or otherwise.

8.No Interference with Rights.  The Parties agree that nothing in this Agreement shall be construed to prohibit you from challenging illegal conduct or engaging in protected activity, including without limitation filing a charge or complaint with, and/or participating in any investigation or proceeding conducted by, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, and/or any other federal, state or local government agency.  Further, the Parties agree that nothing in this Agreement shall be construed to interfere with the ability of any federal, state or local government agency to investigate any such charge or complaint, or your ability to communicate voluntarily with any such agency.  However, by signing this Agreement, you understand that you are waiving your right to receive individual relief based on claims asserted in any such charge or complaint, except where such a waiver is prohibited. You understand that your release of claims as contained in this Agreement does not extend to any rights you may have under any laws governing the filing of claims for COBRA, unemployment, disability insurance and/or workers’ compensation benefits. You further understand that nothing in this Agreement shall be construed to prohibit you from: (a) challenging the Company’s failure to comply with its promises to make payment and provide other consideration under this Agreement; (b) asserting your right to any vested benefits to which you are entitled pursuant to the terms of the applicable plans and/or applicable law; (c) challenging the knowing and voluntary nature of your release of claims under the Age Discrimination in Employment Act of 1967; and/or (d) asserting any claim that cannot lawfully be waived by private agreement.

9.Release of Claims.

a.Except as otherwise provided in Section 8 of this Agreement, you, in exchange for the Company’s payment of the benefits described in Paragraph 2 above, voluntarily, fully and unconditionally release and forever discharge the Company and its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, and their respective officers, directors, employees, agents and plan administrators, in their individual and corporate capacities (hereinafter collectively referred to as “Releasees”) from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever arising out of or related to your employment with the Company, the termination of such employment or otherwise, from the beginning of time up to and including the date on which you sign this Agreement, except as otherwise specifically stated in this Agreement.  Such claims, obligations, or liabilities include, but are not limited to: claims for compensation allegedly due or owing; claims sounding in contract or implied contract; claims for wrongful dismissal; claims sounding in tort; claims arising under common law, civil law, equity, or federal, state, and/or local statutes or ordinances, all as amended from time-to-time, including but not limited to, the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act and/or the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the federal and all applicable state WARN Acts; the Consolidated Omnibus Budget Reconciliation Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; state statutes governing the payment of wages, discrimination in the workplace, and/or any other statute or laws governing the employer-employee relationship, including but not limited to, the New York State Human Rights Law, the New York Labor Law,

the New York State Constitution, the New York Civil Rights Law, the New York wage-hour laws, the New York City Human Rights Law, the New York City Administrative Code, the New York Code of Rules and Regulations; and any other claim pursuant to any other federal, state or local employment laws, statutes, standards or human rights legislation; and/or any claim for severance pay, notice, pay in lieu of notice, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney’s fees.

b.This Agreement, including the release of claims set forth in this Section 9, creates legally binding obligations, and the Company therefore advises you to consult an attorney before signing this Agreement.  In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of Section 5c above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

10.Return of Company Property and Non-Disclosure of Confidential Information; and Restrictive Covenants:

a.By signing this Agreement, you certify that you:  (a) within a reasonable time after the Separation Date, shall return all Company property in your possession or under your control (regardless of form) and that you have not retained any originals, copies, duplicates, reproductions or excerpts thereof, including, without limitation, “Confidential Information” (as defined in the Company’s Associate Handbook, a copy of which you acknowledge receiving),  Blackberries, laptop computers, desktop computers, manuals, keys, equipment, identification cards and access cards, provided however, that you will be allowed to retain the Company issued cell phone and phone number (and you agree to allow Company to remove any Company data), and (b) shall refrain from disclosing or using any confidential and/or proprietary information of the Company for any purpose .

b.You further agree and acknowledge that Section 4(a) and 4(b) of your Employment Agreement are hereby terminated and replaced with the following:

(i)For a period of six months after your Separation Date, you shall not directly or indirectly, except on behalf of the Company, within the United States or Canada (or any other country or territory (e.g., the United Kingdom, Hong Kong, and/or The People’s Republic of China) in which you assisted in the design or development of the Company’s products, brand or business during the last twelve months of your employment) render the same or substantially similar services (as an employee, officer, consultant, contractor, director, owner, partner, shareholder, joint venturer or otherwise) to any person or entity that is, or within nine months of the Separation Date will be, competing with the Company in the design, manufacture, distribution, marketing, or sale of men’s, women’s and children’s apparel, shoes and/or accessories through retail, wholesale, digital, or other channels (“Competing Business”); and

(ii)For the period of twelve months after your Separation Date, for any reason whatsoever, you shall not directly or indirectly, except on behalf of the Company recruit, hire, solicit, or employ as an employee or retain as a consultant any person who is then or at any time during the preceding fifteen months was an employee of or consultant to the

Company and with whom you worked or had substantial business at the Company, or persuade or attempt to persuade any employee of or consultant to the Company with whom you worked or had substantial business to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company; and

(iii)For a the period of twelve months after your Separation Date, you agree that neither you nor any corporation, partnership, other business entity or person who employs or contracts with you, or which you own or control, shall directly or indirectly: solicit or attempt to solicit any clients, customers, prospective clients or customers, in each case with whom you worked or had substantial contact at the Company, to cease or reduce doing business with the Company.  As used in this Agreement, a “prospective client or customer” means any person or entity known to you, with whom the Company has a reasonable expectation of doing business and that the Company has made a proposal to in the six months preceding termination of your employment.

c.Your further acknowledge that the restrictions in this Section 10 are necessary to protect the Company’s legitimate business interest and customer relationships, because you performed services that are special, unique, extraordinary and of an intellectual and/or artistic character, and which placed you in a position of confidence and trust with the Company.

d.

You agree that the above restrictions are reasonable in scope and necessary for the protection of the Company’s legitimate business interests in protecting its trade secrets and confidential information, good will, and valuable business relationships, which are worldwide in scope.  By signing this Agreement, you represent and acknowledge that the above restrictions will not prevent you from earning a livelihood in your chosen filed; and that your general knowledge and skill are readily transferable and will enable you to obtain employment without violating this agreement.

e.You also grant consent to notification by the Company to your new employer of your rights and obligations under this Agreement.

f.If any provision of this section is judicially declared to be invalid or unenforceable, then it will be deemed amended to the extent necessary to render the otherwise unenforceable provision valid and enforceable.

11.

Enforcement.  You agree and acknowledge that the covenants contained in Section 10 of this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests, and that you fully understand and freely enter into these covenants.  You acknowledge that the Company would be irreparably injured by a violation by you of Section 10 of this Agreement, and agree that in the event of any such breach, the Company shall (i) be entitled to a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining you from any actual or threatened breach of Section 10 of this Agreement, and in this regard, you expressly waive the right to assert  that monetary damages are adequate to protect the Company’s rights; (ii) be relieved from any obligation to make payment, or be entitled to recover all but $500,000.00 of the amount paid to you, pursuant to Paragraph 2 of this Agreement (which you agree shall be full and adequate consideration for your remaining promises and obligations in this Agreement); and (iii) be entitled to repurchase your equity as provided under Section 5.1(b) of the Management Agreement.  Any rights permitted to the Company under this paragraph shall not affect or impair any of your obligations under this Agreement, including the release of claims.

12.	Applicable Law. This Agreement shall be interpreted, enforced and governed under the laws of the State of New York, without regard to conflicts of law principles.

13.

Severability. If any provision or part of a provision of this Agreement is found to be in violation of law or otherwise unenforceable in any respect, the remaining provisions or part of a provision shall remain unaffected and the Parties hereto shall reform and construe this Agreement to the maximum extent possible as if such provision or part of a provision held to be in violation of law or otherwise unenforceable had never been contained in this Agreement.

14.

Changes to the Agreement.  This Agreement may not be modified, altered or changed unless the changes are in writing and signed by you and the Executive Vice President, Human Resources or his/her designee or successor.

15.

Entire Agreement. Except as may be otherwise provided in Paragraph 2 of this Agreement, this Agreement embodies the entire agreement between you and the Company, and replaces and supersedes all prior understandings, written or oral, between you and the Company.  You represent that in executing this Agreement, you have not relied upon any representations, promises, agreements, or statements of any kind not set forth in this Agreement in connection with your decision to sign this Agreement.

16.	Waiver. By signing this Agreement, you acknowledge that:

(a)You have received and carefully read this Agreement;

(b)You fully understand all of the terms contained in this Agreement;

(c)You are freely and voluntarily entering into this Agreement and knowingly releasing the Releasees in accordance with the terms contained in Paragraph 6 above;

(d)By virtue of this paragraph, you are being advised of your right, and by signing below you acknowledge that you had the opportunity, to consult with an attorney and any other advisors of your choice;

(e)The release of claims described in Paragraph 6 of this Agreement does not waive any rights or claims that you may have against the Company and/or the Releasees arising after the Effective Date of  this Agreement, as defined in Paragraph 16 of this Agreement;

(f)You have received or shall receive something of value from the Company which you would not otherwise be entitled to receive;

(g)You have been given at least forty-five (45) days, that is until May 15, 2017, to consider your rights and obligations under this Agreement and to consult with an attorney and/or any other advisors of your choice before signing this Agreement, and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the forty-five (45) day period.  In accordance with Paragraph 6 above, you hereby expressly waive, among other claims, any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), which you have or may have against the Releasees.  You have been provided information that the Company was required by law to provide, as set forth in Appendix A to this Agreement;

and

(h)This Agreement, absent its timely revocation, shall become binding on the Company and you on the Effective Date of this Agreement, as defined in Section 17 of this Agreement.  The Company shall not be required to perform any of its obligations under this Agreement until after your time to revoke this Agreement has expired.

17.

Return of Signed Agreement.  You should return this signed Agreement to Lynda Markoe no later than the date set forth in paragraph 14(g) above.  If you do not return this Agreement by this date, this Agreement shall be deemed revoked, null, void and of no effect, and you shall have no entitlement to pay or any consideration as set forth in this Agreement.  This Agreement will become effective on the eighth day following your delivery of this signed Agreement as set forth herein, provided you have not provided notice of revocation within the seven (7) days following your execution and delivery of this Agreement to the Company (the “Effective Date”).

18.

No Admission of Liability. Nothing in this Agreement shall be deemed to constitute an admission of wrongdoing by the Company and/or any of the Releasees or that they have engaged in any unlawful conduct and/or violated any federal, state or local law.  Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

19.

Successors and Assigns. The provisions of this Agreement shall inure to the benefit of the Releasees, their successors and assigns, and be binding upon you and your heirs, executors, administrators, successors and assigns.  It shall not be assignable by you unless such assignment is expressly authorized in writing by the Company.

20.

Cooperation Following Separation.  Except as otherwise provided in Paragraph 5 of this Agreement, you agree to be available, upon reasonable notice, to respond to questions, provide testimony, and provide assistance to the Company regarding any unfinished business or litigation that relate to matters within your knowledge or area of responsibility.

21.

Appearances.  You agree that in your role as creative advisor, the Company has no expectation that you engage in any press, print or digital media, television, radio, or social media contact or appearances either personal in nature (“Personal Appearance(s)”) or on the Company’s behalf (“Company Appearance(s)”).  However, during the term of your employment only, any Personal Appearance you are considering should be approved in advance by Millard Drexler, and moreover, during the term of your employment and the Separation Pay Period, any Company Appearance you are considering should likewise be approved in the same manner.

22.

Use of Name Jenna Lyons and Jenna’s Picks.  With the exception of historical and retrospective pieces, if the Company desires to continue to use your likeness or to use the name Jenna Lyons in connection with its future marketing after the Separation Date or desires to continue the program, “Jenna’s Picks”, after the date hereof, the Company agrees to obtain prior approval from you.

23.

Indemnification; Insurance.  The Company shall provide you with indemnification and director and officer insurance insuring you against insurable events which occur or have occurred while you were an executive officer or creative director of the Company, on terms and conditions that are at least as generous as that then provided to any other current or former director or executive officer of the Company or any affiliate.

24.

In-Kind Benefits and Reimbursements.  Notwithstanding anything to the contrary in this Agreement, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (y) the Company shall reimburse you for expenses for which you are entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
25.

Post-Employment Release of Claims. As a condition of your right to receive the special benefits provided to you in Section 2 above, you must execute and return the Post-Employment Release of Claims attached hereto as Exhibit A to the Company within seven (7) days following the Separation Date and not revoke it during the seven (7) day period following your signature.  You may not execute the Post-Employment Release before the Separation Date. You will not receive the benefits identified in Paragraph 2 above until after the revocation period has expired and this Agreement becomes effective.

If the terms of this Agreement are acceptable to you, please sign, date and return it to the undersigned within forty-five (45) days of the date you receive it. If you change your mind and revoke this Agreement, any such revocation within this period must (a) be submitted in writing to the Company; (b) state “I hereby revoke my execution of the Separation Agreement and General Release”; and (c) be personally delivered to the Company’s Executive Vice President, Human Resources, or mailed his/her attention at J. Crew, 770 Broadway, New York, NY 10003, within seven (7) days of the execution of this Agreement.  If you do not revoke it, then, at the expiration of that seven-day period, this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above.  The enclosed copy of this letter, which you should also sign and date, is for your records.

THIS AGREEMENT MUST BE SIGNED AND DELIVERED TO EXECUTIVE VICE PRESIDENT, HUMAN RESOURCES AT 770 BROADWAY, NEW YORK, NEW YORK 10003 BY THE DEADLINE IN THE IMMEDIATELY PRECEDING PARAGRAPH IN ORDER FOR YOU TO RECEIVE THE SPECIAL PAYMENTS AND BENEFITS DESCRIBED IN IT.   YOU MAY NOT SIGN THE POST-EMPLOYMENT RELEASE BEFORE YOUR SEPARATION DATE.

Very truly yours,

J. Crew Group, Inc.

By	/s/ LYNDA MARKOE
Lynda Markoe
EVP, Human Resources

Received, Read, Understood and Agreed:

/s/JENNA LYONS
Jenna Lyons

Dated: April 4, 2017

Acknowledgement of Receipt of

Separation and General Release Agreement

I acknowledge receiving today a Separation and General Release Agreement in connection with the termination of my employment with J.Crew Group, Inc.  I have been informed of the time periods for my consideration of the Agreement and for its revocation after I sign it if I later change my mind.

Date	April 4, 2017	/s/ JENNA LYONS
Jenna Lyons

EXHIBIT A

FORM OF POST-EMPLOYMENT RELEASE OF cLAIMS

THIS RELEASE (this “Release”) is executed this ___ day of ______________, 2017 by Jenna Lyons (“Executive”).

WHEREAS, Executive, and J. Crew Group, Inc. and are parties to a Separation Agreement and Release dated as of March __, 2017 (“Separation Agreement”);

WHEREAS, the Separation Agreement provides that Executive shall not be entitled to separation pay and other benefits (the “Separation Benefits”) unless and until Executive executes and does not revoke this Release; and

WHEREAS, Executive’s employment with the Company terminated pursuant to the terms of the Separation Agreement effective as of December 9, 2017.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Separation Agreement and other good and valuable consideration, Executive agrees to the following release:

Executive, for and on behalf of herself and Executive’s heirs, successors, agents, representatives, executors, administrators, representatives and assigns, hereby voluntarily, fully and unconditionally releases and forever discharges the Company and its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, and their respective officers, directors, employees, agents and plan administrators, in their individual and corporate capacities (hereinafter collectively referred to as “Releasees”) from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever arising out of or related to your employment with the Company, the termination of such employment or otherwise, from the beginning of time up to and including the date on which you sign this Agreement, except as otherwise specifically stated in this Agreement.  Such claims, obligations, or liabilities include, but are not limited to: claims for compensation allegedly due or owing; claims sounding in contract or implied contract; claims for wrongful dismissal; claims sounding in tort; claims arising under common law, civil law, equity, or federal, state, and/or local statutes or ordinances, all as amended from time-to-time, including but not limited to, the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act and/or the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the federal and all applicable state WARN Acts; the Consolidated Omnibus Budget Reconciliation Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; state statutes governing the payment of wages, discrimination in the workplace, and/or any other statute or laws governing the employer-employee relationship, including but not limited to, the New York State Human Rights Law, the New York Labor Law, the New York State Constitution, the New York Civil Rights Law, the New York wage-hour laws, the New York City Human Rights Law, the New York City Administrative Code, the New York Code of Rules and Regulations; and any other claim pursuant to any other federal, state or local employment laws, statutes, standards or human rights legislation; and/or any claim for severance pay, notice, pay in lieu of notice, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney’s fees.

BY SIGNING THIS RELEASE, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE.  NOTWITHSTANDING THE ABOVE, NOTHING IN THIS RELEASE SHALL BE CONSTRUED TO PROHIBIT EXECUTIVE FROM FILING A CHARGE WITH OR PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY THE FEDERAL EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR COMPARABLE STATE OR LOCAL AGENCY, PROVIDED, HOWEVER, THAT EXECUTIVE HEREBY AGREES TO WAIVE HIS RIGHT TO RECEOVER MONETARY DAMAGES OR OTHER INDIVIDUAL RELIEF FROM THE COMPANY IN ANY CHARGE, COMPLAINT OR LAWSUIT FILED BY EXECUTIVE OR BY ANYONE ELSE ON HIS BEHALF.

Executive acknowledges that Executive has been given forty-five (45) days from the date of original receipt of this Release to consider all of the provisions of the Release and, to the extent she has not used the entire 45-day period prior to executing the Release, she does hereby knowingly and voluntarily waive the remainder of said 45-day period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT SHE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW SHE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT SHE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

Executive shall have seven (7) days from the date of Executive’s execution of this Release to revoke the Release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA).  If Executive revokes the Release, Executive will be deemed not to have accepted the terms of this Release.

Each party and its counsel have reviewed this Release and have been provided the opportunity to review this Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Instead, the language of all parts of this Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

[Signature Page Follows]

Jenna Lyons

Dated: